EXHIBIT 5.

LAW OFFICES OF JOSEPH L. PITTERA

2214 Torrance Blvd.

Suite 101

Torrance, California 90501

Telephone (310) 328-3588

Facsimile (310) 328-3063

May 20, 2011

EWorld Interactive, Inc., 2580 Anthem Village Drive

Henderson, Nevada 89052

Re: 2011 Consultant Stock Plan (the "Plan")
Ladies and Gentlemen:

We have acted as counsel to EWorld Interactive, Inc., a Florida corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 5,000,000 shares of the Company's common stock, par value $.001 (the "Shares"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, and such other documents and matters as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be validly issued, fully paid, and non-assessable under the Florida General Corporation Law. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares. We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

JOSEPH L. PITTERA, ESQ.

/s/ Joseph L. Pittera ------------------------ Joseph L. Pittera